PLAN OF REORGANIZATION

           THIS PLAN OF REORGANIZATION (the “Plan”) is dated as of March 1, 2013, and has been adopted by the Board of Trustees of RidgeWorth Funds (the “Trust”) to provide for the reorganization of the Trust’s Large Cap Core Growth Stock Fund (the “Selling Fund”) into its Large Cap Growth Stock Fund (the “Acquiring Fund”).

Preliminary Statements

1.           The Trust is organized under Massachusetts law as a business trust pursuant to a Declaration of Trust dated January 15, 1992;

2.           The Trust is an open-end management investment company registered under the Investment Company Act of 1940 and the Acquiring Fund and Selling Fund are each duly organized and validly existing series of the Trust;

3.           The Reorganization (defined below) involves A Shares of the Selling Fund reorganizing into A Shares of the Acquiring Fund, C Shares of the Selling Fund reorganizing into C Shares of the Acquiring Fund, and I Shares of the Selling Fund reorganizing into I Shares of the Acquiring Fund;

4.           The Board of Trustees of the Trust has determined that the Reorganization is in the best interests of the shareholders of the Selling Fund and the Acquiring Fund and that the interests of existing shareholders will not be diluted as a result of the Reorganization;

Provisions

1.           Plan of Reorganization.  At the Effective Time (as defined in Section 5 herein), the Selling Fund will assign, deliver and otherwise transfer all of its assets and good and marketable title thereto, free and clear of all liens, encumbrances and adverse claims except as provided in this Plan, and assign all liabilities, as set forth in a statement of assets and liabilities to be prepared as of the Effective Time (the “Statement of Assets and Liabilities”), to the Acquiring Fund.  The Acquiring Fund shall acquire all such assets, and shall assume all such liabilities of the Selling Fund, in exchange for delivery to the Selling Fund by the Acquiring Fund of shares of the Acquiring Fund (both full and fractional) equivalent in value to the shares of the Selling Fund outstanding immediately prior to the Effective Time.  These transactions are collectively referred to as the “Reorganization.”  The shares of the Acquiring Fund that are given in exchange for the assets of the Selling Fund are referred to hereinafter as the “Acquiring Fund Shares” and the shares of the Selling Fund that are held by the holders of such shares at the Effective Time are referred to hereinafter as the “Selling Fund Shares.”  The assets and liabilities of the Selling Fund, as set forth in the Statement of Assets and Liabilities, shall be exclusively assigned to and assumed by the Acquiring Fund.  All debts, liabilities, obligations and duties of the Selling Fund, to the extent that they exist at or after the Effective Time and are stated in the Statement of Assets and Liabilities, shall after the Effective Time, attach to the Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund.

2.           Transfer of Assets.  The assets of the Selling Fund to be acquired by the Acquiring Fund shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable) as set forth in the Statement of Assets and Liabilities, as well as any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Selling Fund and other property owned by the Selling Fund at the Effective Time.

3.           Liquidation and Dissolution of the Selling Fund.  At the Effective Time, the Selling Fund will liquidate and the Acquiring Fund Shares (both full and fractional) received by the Selling Fund will be distributed to the shareholders of record of the Selling Fund as of the Effective Time in exchange for Selling Fund Shares and in complete liquidation of the Selling Fund.  Each shareholder of the Selling Fund will receive a number of Acquiring Fund Shares equal in value to the Selling Fund Shares held by that shareholder.  Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of record of the Selling Fund and representing the respective number of Acquiring Fund Shares due such shareholder.

4.           Conditions of the Reorganization.  Consummation of this Plan is subject to the following conditions:

           (a)  Shares to be Issued Upon Reorganization.  The Acquiring Fund Shares to be issued in connection with the Reorganization have been duly authorized and upon consummation of the Reorganization will be validly issued, fully paid and nonassessable.

           (b)  Marketable Title to Assets.  The Selling Fund will have, at the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer and deliver, the assets to be transferred to the Acquiring Fund.  Upon delivery and payment for such assets, the Acquiring Fund will have good and marketable title to such assets without restriction on the transfer thereof free and clear of all liens, encumbrances and adverse claims.

           (c)  Taxes.  As of the Effective Time, all federal and other tax returns and reports of the Acquiring Fund and the Selling Fund required by law to have been filed shall have been filed, and all other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of the Trust’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of such returns.

           (d)  Opinion of Counsel.  The Selling Fund and Acquiring Fund shall have received on or before the Effective Time an opinion of counsel, based upon customary representations provided by the Trust, satisfactory to the Selling Fund and the Acquiring Fund, substantially to the effect that the Reorganization, as a tax-free reorganization, will have the following federal income tax consequences for Selling Fund shareholders, the Selling Fund, and the Acquiring Fund:

           (1)           The Reorganization will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code, and the Selling Fund and the Acquiring Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
(2)
No gain or loss will be recognized by the Selling Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Selling Fund or upon the distribution of Acquiring Fund Shares to shareholders of the Selling Fund;

(3)
No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Selling Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Selling Fund;

(4)	The tax basis of the assets of the Selling Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Selling Fund immediately prior to the exchange;

(5)	The holding period of the assets of the Selling Fund received by the Acquiring Fund will include the holding period during which such assets were held by the Selling Fund;

(6)
No gain or loss will be recognized by the shareholders of the Selling Fund upon the exchange of their shares of the Selling Fund for Acquiring Fund Shares (including fractional shares to which they may be entitled);

(7)
The aggregate tax basis of Acquiring Fund Shares received by each shareholder of the Selling Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Selling Fund shares exchanged therefor; and

(8)
The holding period of the Acquiring Fund Shares received by the shareholders of the Selling Fund (including fractional shares to which they may be entitled) will include the holding period of the Selling Fund shares surrendered in exchange therefor, provided that the Selling Fund shares were held as a capital asset as of the Effective Time of the Reorganization.

           (e)  Board Authorization.  The Board of Trustees of the Trust, at a meeting duly called for such purpose, shall have authorized the issuance by the Acquiring Fund of Acquiring Fund Shares at the Effective Time in exchange for the assets of the Selling Fund pursuant to the terms and provisions of this Plan.

5.           Effective Time of the Reorganization.  The exchange of the Selling Fund’s assets for corresponding Acquiring Fund Shares shall be effective as of the close of business on March 1, 2013, or at such other time and date as fixed by the Board of Trustees of the Trust or any duly authorized officer of the Trust (the “Effective Time”).

6.           Termination.  This Plan and the transactions contemplated hereby may be terminated and abandoned with respect to the Acquiring Fund and/or the Selling Fund, without penalty, by resolution of the Board of Trustees of the Trust or at the discretion of any duly authorized officer of the Trust, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such Board or officer, make proceeding with the Plan inadvisable.  In the event of any such termination, there shall be no liability for damages on the part of the Acquiring Fund, Selling Fund, or the Trust, or the Trust’s Board of Trustees or officers.

7.           Amendment and Waiver.  This Plan may be amended, modified or supplemented at any time to the fullest extent permitted by law upon authorization by the Board of Trustees; provided, that no amendment may have the effect of changing the provisions for determining the number or value of Acquiring Fund Shares to be paid to the Selling Fund’s shareholders under this Plan to the detriment of the Selling Fund’s shareholders without their approval.  The Board of Trustees or any duly authorized officer of the Trust may waive any condition to consummation of this Plan if, in its or such officer’s judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquiring Fund or the shareholders of the Selling Fund.

8.           Fees and Expenses.  Except as otherwise provided for herein, all fees and expenses that are solely and directly related to the Reorganization contemplated by this Plan shall be borne and paid by RidgeWorth Capital Management, Inc., the investment adviser to the Selling Fund and the Acquiring Fund.  All such fees and expenses so borne and paid shall be paid directly by RidgeWorth Capital Management, Inc. to the relevant providers of services or other payees in accordance with the principles set forth in the Internal Revenue Service Rev. Ruling 73-54, 1973-1 C.B. 187.  Fees and expenses not incurred directly in connection with the consummation of the transactions contemplated by this Plan shall be borne by the party incurring such fees and expenses.  Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by the other party of such expenses would result in the disqualification of the Selling Fund or the Acquiring Fund, as the case may be, as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code.  Selling Fund shareholders will pay their respective expenses, if any, incurred in connection with the transactions contemplated by this Plan.  Neither the Selling Fund nor the Acquiring Fund will pay the Selling Fund shareholders’ expenses, if any.

9.           Governing Law.  This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.